Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.2 to Registration Statement on Form F-1 (No. 333-274115) of New Century Logistics (BVI) Limited and Subsidiaries (the “Company”) of our report dated April 28, 2023, except for Note 2, 5, 15 and 16, as to which the date is August 21, 2023, relating to our audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2022 and 2021, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

October 30, 2023

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us